Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

The York Water Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	150,000	$35.11	(2)	$5,266,500	$0.00015310	$806.30
Total Offering Amounts						$5,266,500		$806.30
Total Fee Offsets								-
Net Fee Due								$806.30

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares that may become issuable under the plan set forth herein by reason of any stock split, stock dividend, recapitalization or other similar transactions as provided in the above-referenced plan.

(2)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $35.11 per share, which is the average of the high and low prices of the Registrant’s common stock, as reported on the NASDAQ Global Select Market, on April 30, 2025.